UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2014

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2014, the Board of Directors of EXCO Resources, Inc. (the “Company”) adopted a new Management Incentive Plan (the “MIP”) for the Company’s officer level employees, including the Company’s “named executive officers” as defined in Item 402 of Regulation S-K (the “Named Executive Officers”). The MIP is an annual performance-based cash bonus plan with performance periods that begin on January 1 and end on December 31 of each year (each a “Performance Period”).

The purpose of the MIP is to attract and retain the Company’s management team and to encourage them to remain with, and devote their best efforts to, the Company and to reward them for outstanding performance, thereby advancing the interests of the Company and aligning management’s interests with those of the Company’s shareholders. The MIP provides a means of rewarding participants based on the overall performance of the Company and the achievement of three performance measures. The Compensation Committee will administer, interpret and make determinations under, the MIP.

For each Performance Period, the Compensation Committee will determine the employees eligible for an award under the MIP (a “participant”). In addition, for each Performance Period, the Compensation Committee will establish the performance goals as well as the threshold achievement, target achievement and maximum achievement levels for each performance measure underlying a performance goal. The performance measures include production, adjusted EBITDA and general and administrative costs, each as defined in the MIP. The award amounts may vary among the participants.

Each award will have two components: sixty percent (60%) of a participant’s award will be based on the achievement of the three performance measures and the remaining forty percent (40%) will be determined in the sole discretion of the Compensation Committee. For each Performance Period, the Compensation Committee will establish a payout schedule that may vary among the participants and will be based on a percentage of the participant’s base salary (the “award amount”). Sixty percent of the award amount will be paid depending on the Company’s overall performance level, which is the sum of the weighted actual achievement of the performance goals for each performance measure in a particular Performance Period. Achievement of the performance goals will be calculated on the basis of straight-line interpolation between the threshold achievement, target achievement and maximum achievement levels of each performance measure. The remaining forty percent (40%) of the award amount will be paid in the sole discretion of the Compensation Committee.

Payment of awards under the MIP will be made as soon as administratively possible after the end of each Performance Period using the company’s audited results but no later than March 15. The MIP also includes provisions relating to the effect of a change in control of the Company as defined in the MIP or a participant’s termination of employment. The Board may terminate at any time, or from time to time amend, modify or suspend the MIP.

For the Performance Period January 1 through December 31, 2014, each Named Executive Officer will be entitled to an award based on the following performance measures and performance goals. The target goals below represent the midpoints of the company’s published guidance for 2014.

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Production (Mcfe)	20%	134,000	141,580	149,000
Adjusted EBITDA (dollars in millions)	20%	$390.0	$412.5	$433.0
General and Administrative Costs (dollars in millions)	20%	$73.5	$70.0	$66.5
Discretion of the Committee	40%

Once the overall performance level is determined, the maximum award amounts for the Named Executive Officers will be determined using the following payout schedule:

Named Executive Officer	Performance Level Payout Schedule
	Percentage of Base Salary for Below Threshold Level Performance	Percentage of Base Salary for Threshold Level Performance	Percentage of Base Salary for Target Level Performance	Percentage Base Salary for Maximum Level Performance
Harold L. Hickey	0%	45%	90%	180%
Mark F. Mulhern	0%	45%	90%	180%
William L. Boeing	0%	45%	90%	180%
Ricky Burnett	0%	35%	70%	140%

In 2014, for example, if the Company’s overall performance meets the target level, then each of Messrs. Hickey, Mulhern and Boeing will be entitled to a maximum award in an amount equal to 90% of their base salary and Mr. Burnett would be entitled to a maximum award in an amount equal to 70% of his base salary. For each Named Executive Officer, sixty percent (60%) of the maximum award for the target level would be a non-discretionary payment and the Compensation Committee may grant in its sole discretion an additional amount up to forty percent (40%) of the maximum award amount.

The foregoing description of the MIP does not purport to be complete and is qualified in its entirety by reference to the MIP, which is filed as Exhibits 10.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Management Incentive Plan, dated April 21, 2014 of EXCO Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: April 25, 2014	By:	/s/ Mark F. Mulhern
		Name:	Mark F. Mulhern
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Management Incentive Plan, dated April 21, 2014, of EXCO Resources, Inc.

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